UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

February 22, 2011
Date of Report (Date of earliest event reported)

AgFeed Industries, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-33674	20-2597168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

Suite A1001-1002, Tower 16, Hengmao Int’l Center Nanchang City, Jiangxi Province, China		330003
(Address of principal executive offices)		(Zip Code)

86-791-6669093
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 3.01                      Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 22, 2011, the Nasdaq Stock Market LLC (“Nasdaq”) notified AgFeed Industries, Inc. (the “Company”) that as a result of the resignations of Dr. Songyan Li and Mr. Junhong Xiong from the board of directors of the Company and the appointment of Mr. John A. Stadler as the Company’s new Chairman of the Board of Directors and as its Interim President and Chief Executive Officer, as described in Item 5.02 of the Current Report on Form 8-K filed by the Company on February 16, 2011, the Company no longer complies with Nasdaq Rule 5605(c)(2)(A), which requires the Company’s audit committee consist of three directors meeting the independence criteria and having the qualifications set forth in the Nasdaq Rules.  As a result of Mr. Stadler’s appointment, the audit committee consists of only two members meeting the independence criteria and having the qualifications set forth in the Nasdaq Rules.  Pursuant to Nasdaq Rule 5605(c)(4)(A), because the Company anticipates holding its next annual shareholders’ meeting prior to August 15, 2011, the Company has until August 15, 2011 to regain compliance.  The Company must submit to Nasdaq documentation, including the biography of any new director, evidencing compliance with the Nasdaq Rules no later than this date.  The Company has initiated a search in order to identify an independent and appropriately qualified director to fill the vacancy left by Mr. Stadler’s appointment in order to ensure the Company’s compliance with the Nasdaq Rules no later than this date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGFEED INDUSTRIES, INC.

Dated: February 23, 2011	By:	/s/ Gerard Daignault
Gerard Daignault
Chief Operating Officer